EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012

Willimantic, Connecticut — October 24, 2012. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported a net loss of $700,000, or $0.07 basic and diluted loss per share, for the quarter ended September 30, 2012 versus net income of $740,000, or $0.07 basic and diluted earnings per share, for the quarter ended September 30, 2011. The loss for the third quarter of 2012 was the result of an increase in the provision for loan losses, security losses and write-downs of long-lived assets. The Company reported net income for the nine months ended September 30, 2012 of $373,000, or $0.04 basic and diluted earnings per share, compared to $1.7 million, or $0.17 basic and diluted earnings per share, for the nine months ended September 30, 2011.

Net interest income decreased $142,000 to $6.5 million, and $166,000, to $19.7 million, for the three and nine months ended September 30, 2012, respectively, compared to the same periods in 2011. The decrease in net interest income was due to a lower average rate on loans and securities, offset by a lower cost of funds and an increase in the average balance of interest-earning assets.

The provision for loan losses increased $1.1 million and $1.6 million for the three and nine months ended September 30, 2012, respectively. The increase in the loan loss provision was predominately due to higher loan charge-offs and a higher general valuation allowance primarily associated with commercial loan growth and specific loan loss reserves established for impaired and restructured residential real estate loans. At September 30, 2012, nonperforming loans totaled $9.2 million, compared to $9.4 million at September 30, 2011. Net loan charge-offs were $1.2 million for the quarter ended September 30, 2012, consisting primarily of charge-offs aggregating $1.0 million related to two commercial mortgage loan relationships, compared to net loan recoveries of $247,000 for the quarter ended September 30, 2011. Net loan charge-offs were $1.4 million and $191,000 for the nine months ended September 30, 2012 and 2011, respectively.

Noninterest income was $1.2 million and $2.7 million for the quarters ended September 30, 2012 and 2011, respectively, and $6.3 million and $8.2 million for the nine months ended September 30, 2012 and 2011, respectively. Wealth management fees declined due to a reduction in trust fees as a result of the sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks, during the first quarter of 2012. The Company realized an increase in net losses on the sale of securities of $466,000 and $110,000 for the three and nine months of 2012, respectively, compared to the same periods in 2011. The Company recorded other-than-temporary impairment charges on non-agency mortgage-backed securities of $87,000 and $123,000 for the three and nine months ended September 30, 2012. The Company did not recognize other-than-temporary impairment charges on its securities portfolio during the first nine months of 2011. The Company recognized a net loss of $79,000 and $280,000 for the three and nine months ended September 30, 2012, respectively, compared to a net gain of $71,000 and $279,000 for the same periods in 2011, respectively, resulting from the change in fair value of certain derivative instruments. During the third quarter of 2012, the Company recognized write-downs of $410,000 on leasehold improvements and certain equipment related to the planned closure of the New London, Connecticut branch office during the fourth quarter of 2012. These decreases were offset by an increase in fees related to mortgage banking activities of $313,000 and $688,000 for the three and nine months of 2012, respectively, due to increased residential mortgage loan sales. Lower noninterest income for year-to-date 2012 included a loss of $698,000 (pre-tax) as a result of the sale of SI Trust Servicing, offset by a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy and an investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships.

Noninterest expenses decreased $639,000 and $1.8 million for the three and nine months ended September 30, 2012, respectively, compared to the same periods in 2011. Higher expenses in 2011 were mainly due to SI Trust Servicing's operations and a $500,000 cash contribution to SI Financial Group Foundation in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011. The sale of SI Trust Servicing in 2012 contributed to lower noninterest expenses for the year, offset by costs associated with the addition of lending staff. Costs related to other real estate owned decreased due to a reduction in other real estate owned.

Total assets decreased $4.7 million, or 0.5%, to $950.4 million at September 30, 2012 from $955.0 million at December 31, 2011, principally due to decreases of $36.9 million in available for sale securities and $14.1 million in cash and cash equivalents, offset by an increase of $49.5 million in net loans receivable. Securities decreased primarily as a result of the sale of U.S. government and agency obligations. Commercial mortgage, commercial business and indirect automobile loans increased $39.2 million, $28.2 million and $4.8 million, respectively. Despite an increase in residential mortgage loan originations, the residential mortgage portfolio declined $13.3 million due to the sale of $36.5 million of fixed-rate residential mortgages during 2012. Total loan originations increased $69.9 million during the first nine months of 2012 compared to 2011 mainly due to higher commercial mortgage, commercial business and residential mortgage loan originations of $28.2 million, $24.0 million and $17.3 million, respectively.

Total liabilities decreased $1.8 million, or 0.2%, to $822.7 million at September 30, 2012 compared to $824.5 million at December 31, 2011. Deposits increased $5.6 million, or 0.8%, which included increases in certificates of deposit of $9.7 million and savings accounts of $912,000, offset by decreases of $4.3 million in NOW and money market accounts and $690,000 in noninterest-bearing deposits. Borrowings decreased $7.0 million from $108.3 million at December 31, 2011 to $101.3 million at September 30, 2012, resulting from net repayments of Federal Home Loan Bank advances.

Shareholders’ equity decreased $2.8 million from $130.5 million at December 31, 2011 to $127.7 million at September 30, 2012. The decrease in shareholders’ equity was attributable to stock repurchases of 436,988 shares at a cost of $5.0 million and dividends of $885,000, offset by increases in net unrealized gains on securities aggregating $2.2 million (net of taxes) and earnings of $373,000. At September 30, 2012, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“The results for the third quarter continue to reflect the efforts made during 2012 to both reposition the balance sheet and reduce expenses by eliminating unprofitable operations. The balance sheet includes an increase of nearly $50.0 million in loans, primarily commercial loans, the repayment of borrowings and the reduction of lower yielding securities and nonperforming loans. We are confident that these changes will have a positive impact on future periods," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	September 30,	December 31,
(Dollars in Thousands / Unaudited)	2012	2011

ASSETS
Noninterest-bearing cash and due from banks	$15,291	$13,980
Interest-bearing cash and cash equivalents	18,974	34,432
Securities	202,003	239,202
Loans held for sale	5,333	5,558
Loans receivable, net	668,151	618,626
Bank-owned life insurance	8,989	9,012
Other real estate owned, net	660	976
Other assets	30,959	33,261

Total assets	$950,360	$955,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$707,527	$701,926
Borrowings	101,317	108,317
Other liabilities	13,846	14,287
Total liabilities	822,690	824,530

Shareholders' equity	127,670	130,517

Total liabilities and shareholders' equity	$950,360	$955,047

SELECTED OPERATING DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands / Unaudited)	2012	2011	2012	2011

Interest and dividend income	$8,862	$9,451	$26,961	$28,555
Interest expense	2,368	2,815	7,311	8,739
Net interest income	6,494	6,636	19,650	19,816

Provision for loan losses	1,334	210	2,250	610
Net interest income after provision for loan losses	5,160	6,426	17,400	19,206

Noninterest income	1,232	2,697	6,319	8,242
Noninterest expenses	7,408	8,047	23,315	25,070
Income (loss) before income taxes	(1,016)	1,076	404	2,378

Provision (benefit) for income taxes	(316)	336	31	722
Net income (loss)	$(700)	$740	$373	$1,656

SELECTED OPERATING DATA - Continued:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2012	2011	2012	2011

Earnings (loss) per share:
Basic	$(0.07)	$0.07	$0.04	$0.17
Diluted	$(0.07)	$0.07	$0.04	$0.17

Weighted average shares outstanding:
Basic	9,569,059	9,947,040	9,785,924	9,998,136
Diluted	9,569,059	9,967,696	9,807,698	10,019,076

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2012	2011	2012	2011

Selected Performance Ratios:
Return (loss) on average assets (1)	(0.29)%	0.31%	0.05%	0.23%
Return (loss) on average equity (1)	(2.16)	2.24	0.38	1.70
Interest rate spread	2.60	2.65	2.62	2.69
Net interest margin	2.86	2.93	2.89	2.97
Efficiency ratio (2)	90.82	87.36	90.15	90.45

Asset Quality Ratios:
Allowance for loan losses			$5,826	$5,218
Allowance for loan losses as a percent of total loans (3)			0.87%	0.84%
Allowance for loan losses as a percent of nonperforming loans			63.13	55.33
Nonperforming loans			$9,229	$9,431
Nonperforming loans as a percent of total loans (3)			1.37%	1.52%
Nonperforming assets (4)			$9,889	$10,500
Nonperforming assets as a percent of total assets			1.04%	1.11%

Per Share Data:
Book value per share			$12.59	$12.30
Tangible book value per share (5)			12.25	11.91
Dividends per share			0.09	0.09

(1) Quarterly and nine month ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $3.5 million and $4.1 million at September 30, 2012 and 2011, respectively.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514